Exhibit 4.1
                                                                     -----------
                                   Amendment 1
                              PCS U. S. Employees'
                                  Savings Plan
                        (Effective as of January 1, 1999)

Whereas, PCS Administration (USA), Inc. ("Sponsor") is the sponsor of the PCS U.
S. Employees' Savings Plan ("U. S. Plan");

Whereas, PCS Nitrogen Inc. is the sponsor of the PCS Nitrogen 401(k) Savings Plan ("Nitrogen Plan");

Whereas, certain former participants in the Nitrogen Plan are now eligible to participate in the U. S. Plan;

Whereas, Moab Salt, Inc., an Employer under the U. S. Plan has been sold; and

Whereas, the Sponsor desires to amend the Plan to reflect recent IRS rules and to otherwise clarify the U. S. Plan;

Now, Therefore, Be It Resolved, that the U. S. Plan is amended as follows, effective as of January 1, 1999 unless provided otherwise:

1. The first sentence of section 4.5 (concerning matching contributions) is amended by replacing "for the entire Plan Year" with "for each payroll period", and by amending the first sentence of the second paragraph to read as follows:

    "The Employer Matching Contributions shall be credited to the Participant's
     Employer Matching Contributions Account and shall be paid to the Trustee monthly to the extent practicable, but in no event later than the earlier of--

     (a) the time required for the filing of the Employer's federal income tax return for its fiscal year in which the applicable Plan Year ends,

     (b)  12 months after the close of the Plan Year, or

     (c) for Employer Matching Contributions relating to Before-Tax or After-Tax Employee Contributions made after May 1, 2000, the last day of the calendar quarter that follows the calendar quarter in which such Employee Contributions were made."

2. Subparagraph (B) of section 4.8(f) shall be reformatted so that it appears as follows:

     "(B) the Actual Contribution Percentage for the group of Highly Compensated
          Employees who are Eligible Employees

     shall not exceed the Aggregate Limitation described in paragraph (2)."

3. The last sentence of the second paragraph of section 5.1(a) (concerning the Company Stock Fund) is amended by replacing "if such person (1) is not the Company, an Affiliate, or any Employee" with "if such person (1) is not the Sponsor, an Affiliate, or any Employee".

4. In section 6.3(a), the last sentence of the second paragraph is amended to read as follows:

    "Stock may be distributed only if the Participant elects a Lump Sum Distribution."

5. Appendix A (listing the participating Employers) is amended by striking "Moab Salt, Inc." and replacing it with "Moab Salt, Inc., effective January 1, 1999 to February 18, 2000."

6.   The Plan is amended by adding the following new Supplement:

   "Supplement C. PCS Nitrogen, Inc.

     C.1  Asset Transfer; Transfer Accounts

     (a) In General. Effective January 1, 2000, the account balances of those Eligible Employees of PCS Nitrogen, Inc. that were held under the PCS Nitrogen 401(k) Savings Plan ("Nitrogen Plan") were transferred to this Plan. These account balances shall be credited to the appropriate Before-Tax, After-Tax, and Rollover Accounts under this Plan. The amounts credited to the employer contributions account under the Nitrogen Plan shall be credited to a separate account ("Transfer Account") under this Plan. The Transfer Account includes qualifying employer securities ("Company Stock") as defined in ERISA section 407(d)(5) that had been originally acquired through a loan to a predecessor of the Nitrogen Plan, the Arcadian Corporation Employee Stock Ownership Plan ("ESOP") and then replaced by stock of Potash Corporation of Saskatchewan upon that Corporation's acquisition of Arcadian Corporation, later renamed PCS Nitrogen, Inc. The loan satisfied the requirements of ERISA section 408(b)(3) and Code section 4975(d)(3) for a loan to a plan made by, or guaranteed by, a disqualified person and has been fully discharged.

     (b) Vesting. The Transfer Account described in this Supplement is fully vested in the case of a person who is an Employee of the Sponsor or an Affiliate on January 1, 2000.

     (c) In-Service Withdrawals. Amounts credited to the Transfer Account may be withdrawn or distributed only if the Participant terminates employment, becomes Disabled, attains age 59 1/2, or satisfies the requirements of section 7.4 (relating to hardship withdrawals).

     (d) Investment Direction. A Participant may elect to sell Company Stock and transfer the proceeds to another investment pursuant to section 5.1(c).

     (e) Distribution Methods; Right to Demand Stock Distribution. The applicable form of payment under section 6.3(a) shall also apply to the Transfer Account. However, notwithstanding section 6.3(a), a Participant may elect to receive a distribution from the Transfer Account in the form of Company Stock or cash, or both, and may receive Company Stock notwithstanding the election of an Installment Payout. The preceding sentence does not apply to the extent that Company Stock has been sold pursuant to a Participant's investment direction under subsection (d).

     (f)  Special ESOP Rules.

          (1) Nonterminable Protections and Rights. Except as provided in paragraph (2) or by law, no Company Stock credited to the Transfer Account may be subject to a put, call, or other option, or buy-sell or similar arrangement when held by and when distributed by the Trust Fund. The protections and rights granted by this paragraph and the put option rights granted by paragraph (2) are nonterminable, and such protections and rights shall continue to exist under the terms of this Plan so long as any Company Stock credited to the Transfer Account is held by the Trust Fund or by a Participant or other person for whose benefit such protections and rights have been created.

          (2)    Put Option If Stock is not Readily Tradable.

                 (A) In General. When Company Stock is distributed to a Participant, the Participant shall have the right to require the Employer to repurchase such Company Stock pursuant to subparagraph (C) under a fair valuation method as described below if--

                       (i) the Company Stock is not readily tradable on an established securities market when distributed, or

                       (ii) the Company Stock is subject to a trading limitation.

                        A trading limitation is a restriction under a Federal or State securities law or an agreement (not prohibited by paragraph (1)) affecting the Company Stock so that it is not as freely tradable as stock not subject to such restriction.

                        An arrangement involving the Plan that creates a put option must not provide for the issuance of put options other than as provided under this section. The Plan (and the Trust Fund) must not otherwise obligate itself to acquire Company Stock from a particular holder thereof at an indefinite time determined upon the happening of an event such as the death of the holder.

                 (B) Fair Valuation. Valuations must be made in good faith and based on all relevant factors for determining the fair market value of securities. In the case of a transaction between a Plan and a disqualified person, value must be determined as of the date of the transaction. For all other Plan purposes, value must be determined as of the most recent valuation date under the Plan. An independent appraisal will not in itself be a good faith determination of value in the case of a transaction between the Plan and a disqualified person. However, in other cases, a determination of fair market value based on at least an annual appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to the transaction will be deemed to be a good faith determination of value. Company Stock not readily tradable on an established securities market shall be valued by an independent appraiser meeting requirements similar to the requirements of the regulations prescribed under Code section 170(a)(l).

                        For purposes of this Plan, the term "disqualified person" means a person who is a fiduciary, a person providing services to the Plan, an Employer any of whose Employees are covered by the Plan, an employee organization any of whose members are covered by the Plan, an owner, direct or indirect, of 50 percent or more of the total combined voting power of all classes of voting stock, or an officer, director, 10 percent or more shareholder, or a Highly Compensated Employee.

                 (C) The Put Option. The put option must be exercisable only by a Participant, by the Participant's donees, or by a person (including an estate or its distributee) to whom the Company Stock passes by reason of a Participant's death. For the purpose of this section, the term "Participant" means a Participant and the Beneficiaries of the Participant.) The put option must permit a Participant to put the Company Stock to the Employer. Under no circumstances may the put option bind the Plan. However, the put option shall grant the Plan an option to assume the rights and obligations of the Employer at the time that the put option is exercised.

                        If it is known at the time the Common Stock is acquired through a loan that Federal or State law will be violated by the Employer's honoring such put option, the put option must permit the Company Stock to be put, in a manner consistent with such law, to a third party (e.g., an affiliate of the Employer or a shareholder other than the Plan) that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial.

                 (D) Duration of the Put Option. The put option shall commence as of the day following the date the Company Stock is distributed to the Participant and end 60 days thereafter. If the option is not exercised within such 60-day period, an additional 60-day option shall commence on the first day of the fifth month of the Plan Year next following the date the Company Stock was distributed to the Participant (or such other 60-day period as provided in the regulations). However, in the case of Company Stock that is publicly traded without restrictions when distributed but ceases to be so traded within either of the 60-day periods described above after distribution, the Employer must notify each holder of such Company Stock in writing on or before the tenth day after the date the Company Stock ceases to be so traded that for the remainder of the applicable 60-day period the Company Stock is subject to the put option. The number of days between the tenth day and the date on which notice is actually given, if later than the tenth day, must be added to the duration of the put option. The notice must inform distributees of the terms of the put options that they are to hold. The terms must satisfy the requirements of this paragraph.

                        The period during which a put option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable Federal or State law.

                 (E) Exercise of the Option and Exercise Price. The holder of the put option shall notify the Employer in writing that the option is being exercised. The notice shall state the name and address of the holder and the number of shares to be sold. The exercise price of the option is the fair value of the Company Stock determined in accordance with subparagraph (B). Payment under a put option must not be restricted by the provisions of a loan or any other arrangement, including the terms of the Employer's articles of incorporation, unless so required by applicable state law.

                 (F) Payment for Total Distribution. Payment under the put option involving a "Total Distribution" shall be paid in substantially equal monthly, quarterly, semiannual or annual installments over a period certain beginning not later than 30 days after the exercise of the put option and not extending beyond five years. Adequate security shall be provided and a reasonable interest rate charged.

                        A Total Distribution means a distribution to a Participant within one taxable year of the entire vested amount of his or her Accounts in the Plan.

                 (G) Payment for Installment Distributions. The amount to be paid under the put option involving installment distributions must be paid not later than 30 days after the exercise of the put option."

It Is Further Resolved that the appropriate officers of the Sponsor are authorized to execute whatever additional documents, and to take whatever actions, are necessary or advisable to clarify and implement the foregoing revision and to satisfy applicable legal requirements.

                          * * * * * * * * * * * * * * *

PCS Administration (USA), Inc. adopted the foregoing amendment on the 1st day of January, 2000.

                                             PCS Administration (USA), Inc.


                                             By:   /s/ James H. Heppel
                                                   ----------------------------
                                                   VP Human Resources
                                                   ----------------------------